Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., February 1, 2018 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended December 31, 2017.
Fourth Quarter and Full Year Highlights:
•Sales grew 16 percent in the fourth quarter and the full year
•Fourth quarter global THVT sales grew 20 percent; underlying1 sales increased 22 percent
•Fourth quarter EPS declined 77 percent driven by special charges related to U.S. tax reform;
adjusted EPS grew 25 percent
•Full year 2017 EPS grew 10 percent; adjusted EPS grew 31 percent
•Increased 2018 sales and earnings guidance
“We are pleased to report robust fourth quarter results including double-digit organic revenue growth in each region. Our company finished the quarter and year strong, both at 16 percent sales growth,” said Michael A. Mussallem, chairman and CEO. “Our strong 2017 growth was driven by clinician and patient preferences for our innovative and meaningful therapies. Profitability was also strong in 2017, with adjusted EPS growing over 30 percent, even as we continued to invest aggressively in our technology pipeline and infrastructure.”
Fourth Quarter 2017 Results
Sales for the quarter ended December 31, 2017 were $888.5 million, up 15.7 percent. Total adjusted sales were $909.4 million, up 15.9 percent over the fourth quarter last year. Net income for the quarter ended December 31, 2017 was $35.7 million, or $0.17 per share. Adjusted EPS grew 25.3 percent to $0.94.
For the quarter, the company reported Transcatheter Heart Valve Therapy (THVT) sales of $519.3 million, a 20.2 percent growth rate over the fourth quarter last year. Adjusted THVT sales were $540.2 million, up 22.0 percent on an underlying basis, including the adjustment for the consumption of stocking inventory in Germany. Double-digit underlying TAVR sales growth across all regions was driven by continued strong therapy adoption.

In the U.S., THVT sales for the quarter were $326.7 million, a 22.3 percent growth rate over the fourth quarter last year. “These strong results were driven by robust therapy adoption across the more than 575 TAVR centers, and we did not experience as much of a slowdown as we typically see in the last weeks of the year. Additionally, our best-in-class SAPIEN 3 valve continued to provide excellent outcomes, including faster patient recovery, enhanced quality of life, and exceptional value to the healthcare system,” said Mussallem.
Surgical Heart Valve Therapy sales for the quarter were $204.9 million, up 8.2 percent compared to the fourth quarter last year, or up 5.7 percent on an underlying basis. Growth was driven by strong sales of aortic valves across all regions and share gains driven by new products.
    Critical Care sales were $164.3 million for the quarter, representing an increase of 12.3 percent versus last year, or 10.9 percent on an underlying basis.  This performance was driven by strong growth across the product portfolio, and most notably in the U.S. and China.
For the quarter, the company’s gross profit margin was 73.5 percent, compared to 72.2 percent in the same period last year. This improvement primarily reflects the benefit of a more profitable product mix, led by growing sales of TAVR, partially offset by expenses associated with the planned closure of the company's manufacturing plant in Switzerland, which was announced last year.
    Selling, general and administrative expenses increased 14.2 percent to $266.7 million for the quarter. This increase was driven by personnel related and performance-based compensation expenses, and the strengthening of the Euro against the dollar.
Research and development investments for the fourth quarter increased 27.6 percent to $146.6 million, or 16.5 percent of sales.  Investments for the full year 2017 increased 25.0 percent to $552.6 million, or 16.1 percent of sales. This increase was primarily the result of continued investments in transcatheter structural heart programs, including spending on clinical trials.
The passage of U.S. tax reform in December resulted in a net $223.5 million tax expense related primarily to the deemed repatriation of unremitted foreign earnings.
    Adjusted free cash flow for the fourth quarter was $174.5 million, defined as cash flow from operating activities of $363.9 million, less capital spending of $76.9 million, and excluding the receipt of a $112.5 million litigation payment. For the full year 2017, adjusted free cash flow was $695.1 million.
Cash, cash equivalents and short-term investments totaled $1.3 billion at December 31, 2017.  Total debt was $1.0 billion.

Outlook
For the full year 2018, given the company's sales momentum and current foreign exchange rates, Edwards increased its sales estimate to be at the higher end of its $3.5 to $3.9 billion guidance. Additionally, the company now expects its estimate for 2018 adjusted earnings per share to be between $4.43 and $4.63, which also benefits from a lower projected tax rate.
For the first quarter 2018, at current foreign exchange rates, the company projects total sales to be between $900 and $950 million, and adjusted EPS of $1.04 to $1.14.
“Our strong 2017 reinforces our confidence in our focused innovation strategy and longer term outlook, and we look forward to an exciting 2018 as we continue to aggressively invest in our future. We expect to achieve a number of important milestones supporting progress in the development of transformative therapies across all of our product lines. Our differentiated strategy continues to benefit patients and serve us well as we plan for future growth and value creation. And, we are focused on staying at the forefront by creating strong evidence for promising new therapies for the patients we serve in the many years to come,” said Mussallem.
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13674893.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, full year and first quarter 2018 financial guidance, and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and pace of therapy adoption, particularly in THVT; unpredictability of the effectiveness and timing of new product launches; competitive changes; the timing and extent of regulatory approvals and reimbursement levels for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, Edwards SAPIEN 3, SAPIEN, SAPIEN 3, and SAPIEN 3 Ultra are trademarks of Edwards Lifesciences Corporation.  All other trademarks are the property of their respective owners.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” or growth rates, in this press release exclude foreign exchange fluctuations and sales return reserves associated with THVT product upgrades. Adjusted sales and “underlying” or growth rates also exclude the positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes impairment of long-lived assets, intellectual property litigation expenses/income, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, charitable contributions to the Edwards Lifesciences Foundation, business development transactions, realignment expenses and the impact from implementation of tax law changes. Adjusted earnings per share also excludes the positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking.  See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$888.5	$767.7	$3,435.3	$2,963.7
Cost of sales	235.3	213.2	875.3	797.4

Gross profit	653.2	554.5	2,560.0	2,166.3

Selling, general, and administrative expenses	266.7	233.6	984.7	904.7
Research and development expenses	146.6	114.9	552.6	442.2
Intellectual property litigation (income) expenses, net	(104.9)	4.8	(73.3)	32.6
Change in fair value of contingent consideration liabilities	2.6	—	(9.9)	1.1
Special charges, net	18.5	—	59.9	34.5
Interest expense, net	(1.0)	1.5	2.9	8.4
Other expenses (income), net	0.8	(0.7)	8.2	4.9

Income before provision for income taxes	323.9	200.4	1,034.9	737.9

Provision for income taxes	288.2	41.9	412.8	168.4

Net income	$35.7	$158.5	$622.1	$569.5

Earnings per share:
Basic	$0.17	$0.74	$2.95	$2.67
Diluted	$0.17	$0.73	$2.88	$2.61

Weighted-average common shares outstanding:
Basic	210.8	213.7	210.9	213.0
Diluted	215.4	217.9	215.9	217.8

Operating statistics
As a percentage of net sales:
Gross profit	73.5%	72.2%	74.5%	73.1%
Selling, general, and administrative expenses	30.0%	30.4%	28.7%	30.5%
Research and development expenses	16.5%	15.0%	16.1%	14.9%
Income before provision for income taxes	36.5%	26.1%	30.1%	24.9%
Net income	4.0%	20.6%	18.1%	19.2%

Effective tax rate	89.0%	20.9%	39.9%	22.8%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31, 2017	December 31, 2016
ASSETS

Current assets
Cash and cash equivalents	$818.3	$930.1
Short-term investments	519.2	341.0
Accounts and other receivables, net	462.2	414.6
Inventories, net	554.9	396.6
Prepaid expenses	60.6	45.9
Other current assets	116.9	111.8
Total current assets	2,532.1	2,240.0

Long-term investments	567.0	532.1
Property, plant, and equipment, net	679.7	580.0
Goodwill	1,126.5	626.1
Other intangible assets, net	468.0	204.8
Deferred income taxes	214.3	203.8
Other assets	108.9	123.2

Total assets	$5,696.5	$4,510.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$749.7	$532.5
Short-term debt	598.0	—
Contingent consideration liabilities	51.7	—
Total current liabilities	1,399.4	532.5

Long-term debt	438.4	822.3
Contingent consideration liabilities	192.6	31.6
Taxes payable	359.7	159.5
Uncertain tax positions	164.6	229.8
Other long-term liabilities	147.1	115.3

Stockholders’ equity
Common stock	212.0	242.6
Additional paid-in capital	1,166.9	1,167.8
Retained earnings	2,000.6	3,906.3
Accumulated other comprehensive loss	(132.7)	(198.4)
Treasury stock, at cost	(252.1)	(2,499.3)
Total stockholders’ equity	2,994.7	2,619.0

Total liabilities and stockholders’ equity	$5,696.5	$4,510.0

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades, and the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, impairments, litigation, the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking, realignment expenses, sales return reserves and related costs associated with THVT product upgrades, charitable contributions to the Edwards Lifesciences Foundation, business development transactions, and the impact from implementation of tax law changes. Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified below due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation (Income) Expenses, net - In the fourth quarter of 2017, the Company recorded a $112.5 million gain for a litigation payment related to the theft of trade secrets. The Company incurred intellectual property litigation expenses of $10.2 million and $12.2 million in the first quarter of 2017 and 2016, respectively, $7.7 million and $9.1 million in the second quarter of 2017 and 2016, respectively, $13.7 million and $6.5 million in the third quarter of 2017 and 2016, respectively, and $7.6 million and $4.8 million in the fourth quarter of 2017 and 2016, respectively.

Charitable Foundation Contribution - The Company recorded a $25.0 million charge in the fourth quarter of 2017 for a charitable contribution to the Edwards Lifesciences Foundation.

THVT Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from recent intellectual property litigation. In the second, third and fourth quarters of 2017, these customers consumed on a net basis $22.5 million ($17.9 million, net of related costs), $17.0 million ($13.3 million, net of related costs) and $20.9 million ($16.3 million, net of related costs), respectively, of their stocking inventory.

Investment Gain - In the fourth quarter of 2017, in connection with the acquisition of Harpoon Medical, Inc., the Company remeasured its previously held ownership interest to fair market value and recognized a gain of $6.5 million.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expenses related to changes in the fair value of its contingent consideration liabilities arising from acquisitions of $1.1 million and $0.6 million in the first quarter of 2017 and 2016, respectively, $3.1 million and $0.4 million in the second quarter of 2017 and 2016, respectively, a gain of $16.7 million and expenses of $0.1 million in the third quarter of 2017 and 2016, and expenses of $2.6 million in the fourth quarter of 2017.

Amortization of Intellectual Property - The Company recorded amortization expense related to intellectual property of $2.1 million and $1.7 million in the first quarter of 2017 and 2016, respectively, $2.0 million and $1.9 million in the second quarter of 2017 and 2016, respectively, $2.1 million and $2.0 million in the third quarter of 2017 and 2016, respectively, and $1.6 million and $1.9 million in the fourth quarter of 2017 and 2016, respectively.

Impairment of Long-lived Assets - The Company recorded a $31.2 million charge in the second quarter of 2017 related to the other-than-temporary impairment of one of its cost method investments and an associated long-term asset related to the Company's option to acquire this investee.

Realignment Expenses - The Company recorded a $10.2 million charge in the third quarter of 2017 related to severance expenses and other costs associated with the planned closure of its manufacturing plant in Switzerland.

Purchased In-process Research and Development ("IPR&D") - The Company recorded a $34.5 million charge in the second quarter of 2016 related to the acquisition of technology for use in its transcatheter heart valve programs.

THVT Sales Return Reserve and Related Costs - In the first quarter of 2016, the Company recorded a $1.7 million reversal of its sales return reserve ($1.5 million, net of related costs) upon delivery of the next-generation THVT products in the United States.   In addition, in the first quarter of 2016, the Company recorded inventory reserves of $1.6 million related to estimated excess THVT inventory expected upon introduction of next-generation THVT products in Japan.

Provision for Income Taxes - During the fourth quarter of 2017, the Company recorded a $223.5 million tax expense related to the implementation of U.S. tax law changes and a $12.9 million tax benefit related to a tax audit settlement. The income tax impact of the expenses and gains discussed above is based upon the forecasted items' effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Adjusted Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures. During 2017, the Company also excluded from its calculation of free cash flow a receipt of a litigation payment and the amount of an escrow deposit related to the purchase of a building.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

RECONCILIATION OF GAAP TO ADJUSTED NET INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP Net Income	$35.7	$158.5	$622.1	$569.5
Growth Rate %	(77.5)%		9.2%

Non-GAAP adjustments: (A)
Intellectual property litigation (income) expenses, net	(104.9)	4.8	(73.3)	32.6
Charitable foundation contribution	25.0	—	25.0	—
THVT Germany stocking sales	16.3	—	(0.5)	—
Investment gain	(6.5)	—	(6.5)	—
Change in fair value of contingent consideration liabilities	2.6	—	(9.9)	1.1
Amortization of intellectual property	1.6	1.9	7.8	7.5
Impairment of long-lived assets	—	—	31.2	—
Realignment expenses	—	—	10.2	—
Purchased IPR&D	—	—	—	34.5
THVT sales return reserve and related costs	—	—	—	0.1

Provision for income taxes
Impact of U.S. tax legislation	223.5	—	223.5	—
Tax audit settlement	(12.9)	—	(12.9)	—
Tax effect on reconciling items (B)	23.9	(3.6)	3.0	(14.2)
Ongoing tax impact of non-fourth quarter items	(1.2)	2.0	—	—
Adjusted Net Income	$203.1	$163.6	$819.7	$631.1
Growth Rate %	24.1%		29.9%

RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP Diluted Earnings Per Share	$0.17	$0.73	$2.88	$2.61
Growth Rate %	(76.7)%		10.3%

Non-GAAP adjustments: (A), (C)
Intellectual property litigation (income) expenses, net	(0.31)	0.01	(0.21)	0.10
Charitable foundation contribution	0.07	—	0.07	—
THVT Germany stocking sales	0.06	—	—	—
Investment gain	(0.03)		(0.03)
Change in fair value of contingent consideration liabilities	0.01	—	(0.05)	0.01
Amortization of intellectual property	—	—	0.03	0.02
Impairment of long-lived assets	—	—	0.09	—
Realignment expenses	—	—	0.04	—
Purchased IPR&D	—	—	—	0.16

Provision for income taxes
Impact of U.S. tax legislation	1.04		1.04
Tax audit settlement	(0.06)		(0.06)
Ongoing tax impact of non-fourth quarter items	(0.01)	0.01	—	—
Adjusted Diluted Earnings Per Share	$0.94	$0.75	$3.80	$2.90
Growth Rate %	25.3%		31.0%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the THVT Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

THVT UNDERLYING SALES GROWTH OUTSIDE THE UNITED STATES

	Three Months Ended December 31,
	2017	2016
GAAP THVT Sales Outside the United States	$192.6	$164.8
Adjustment for THVT Germany stocking sales	20.9	—
Foreign exchange impact	—	10.7
THVT Underlying Sales Outside the United States	$213.5	$175.5
Underlying Growth Rate %	21.7%

RECONCILIATION OF GAAP TO NON-GAAP TAX RATE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP Tax Rate	89.0%	20.9%	39.9%	22.8%

Non-GAAP adjustments: (A)
Intellectual property litigation (income) expenses, net	37.6	0.6	0.2	0.5
Charitable foundation contribution	(5.4)	—	(0.1)	—
THVT Germany stocking sales	(4.8)	—	—	—
Investment gain	2.7	—	0.3	—
Change in fair value of contingent consideration liabilities	(0.8)	—	0.4	—
Amortization of intellectual property	(0.3)	0.2	(0.1)	0.1
Impairment of long-lived assets	—	—	—	—
Realignment expenses	—	—	(0.3)	—
Purchased IPR&D	—	—	—	(1.0)
Impact of U.S. tax legislation	(103.2)	—	(22.0)	—
Tax audit settlement	5.9	—	1.3	—
Ongoing tax impact of non-fourth quarter items	0.6	(0.7)	—	—
Non-GAAP Tax Rate	21.3%	21.0%	19.6%	22.4%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO ADJUSTED FREE CASH FLOW

	2017
	Three Months Ended December 31,	Year Ended December 31,
Net cash provided by operating activities	$363.9	$1,000.7
Capital expenditures	(51.9)	(168.1)
Deposit of cash in escrow	(25.0)	(25.0)
Litigation settlement	(112.5)	(112.5)
Adjusted Free Cash Flow (A)	$174.5	$695.1
Note: Numbers may not calculate due to rounding.

(A)	See description of “Adjusted Free Cash Flow” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2017 Adjusted		2016 Adjusted
Sales by Product Group (QTD)	4Q 2017	4Q 2016	Change	GAAP Growth Rate*	Germany Stocking	4Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	4Q 2016 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$519.3	$432.0	$87.3	20.2%	$20.9	$540.2	$—	$10.7	$442.7	22.0%
Surgical Heart Valve Therapy	204.9	189.4	15.5	8.2%	—	204.9	—	4.5	193.9	5.7%
Critical Care	164.3	146.3	18.0	12.3%	—	164.3	—	1.9	148.2	10.9%
Total	$888.5	$767.7	$120.8	15.7%	$20.9	$909.4	$—	$17.1	$784.8	15.9%

					2017 Adjusted		2016 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2017	YTD 4Q 2016	Change	GAAP Growth Rate*	Germany Stocking	YTD 4Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	YTD 4Q 2016 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$2,027.2	$1,628.5	$398.7	24.5%	$(1.4)	$2,025.8	$(1.7)	$5.2	$1,632.0	24.1%
Surgical Heart Valve Therapy	807.1	774.9	32.2	4.2%	—	807.1	—	0.8	775.7	4.0%
Critical Care	601.0	560.3	40.7	7.3%	—	601.0	—	(1.0)	559.3	7.5%
Total	$3,435.3	$2,963.7	$471.6	15.9%	$(1.4)	$3,433.9	$(1.7)	$5.0	$2,967.0	15.7%

					2017 Adjusted		2016 Adjusted
Sales by Region (QTD)	4Q 2017	4Q 2016	Change	GAAP Growth Rate*	Germany Stocking	4Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	4Q 2016 Adjusted Sales	Underlying Growth Rate *
United States	$493.7	$421.5	$72.2	17.2%	$—	$493.7	$—	$—	$421.5	17.1%
Europe	204.0	184.6	19.4	10.4%	20.9	224.9	—	17.1	201.7	11.5%
Japan	97.3	83.0	14.3	17.3%	—	97.3	—	(2.0)	81.0	20.1%
Rest of World	93.5	78.6	14.9	18.9%	—	93.5	—	2.0	80.6	16.0%
International	394.8	346.2	48.6	14.0%	20.9	415.7	—	17.1	363.3	14.4%
Total	$888.5	$767.7	$120.8	15.7%	$20.9	$909.4	$—	$17.1	$784.8	15.9%

					2017 Adjusted		2016 Adjusted
Sales by Region (YTD)	YTD 4Q 2017	YTD 4Q 2016	Change	GAAP Growth Rate*	Germany Stocking	YTD 4Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	YTD 4Q 2016 Adjusted Sales	Underlying Growth Rate *
United States	$1,907.6	$1,615.7	$291.9	18.1%	$—	$1,907.6	$(1.7)	$—	$1,614.0	18.2%
Europe	831.0	749.0	82.0	10.9%	(1.4)	829.6	—	10.2	759.2	9.3%
Japan	350.3	309.3	41.0	13.3%	—	350.3	—	(9.5)	299.8	16.8%
Rest of World	346.4	289.7	56.7	19.5%	—	346.4	—	4.3	294.0	17.8%
International	1,527.7	1,348.0	179.7	13.3%	(1.4)	1,526.3	—	5.0	1,353.0	12.8%
Total	$3,435.3	$2,963.7	$471.6	15.9%	$(1.4)	$3,433.9	$(1.7)	$5.0	$2,967.0	15.7%

* Numbers may not calculate due to rounding.